EXHIBIT 99.1

 ANADARKO ELK BASIN OPERATIONS

 Statements of Revenues and Direct Operating Expenses

 Years ended December 31, 2006, 2005, and 2004

 (With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors
Anadarko Petroleum Corporation:

We have audited the accompanying statements of revenues and direct operating expenses of the Anadarko Elk Basin Operations (Elk Basin Operations), acquired on March 7, 2007 by a subsidiary of Encore Energy Partners LP for each of the years in the three-year period ended December 31, 2006. These statements are the responsibility of Anadarko Petroleum Corporation’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Elk Basin Operations’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in note 1. The statements are not intended to be a complete presentation of Elk Basin Operations’ revenues and expenses.

In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Elk Basin Operations for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KMPG LLP

Houston, Texas
April 27, 2007

ANADARKO ELK BASIN OPERATIONS

Statements of Revenues and Direct Operating Expenses
Years Ended December 31, 2006, 2005, and 2004
(In thousands)

	2006	2005	2004

Revenues:
Oil	$56,824	47,606	39,491
Natural gas liquids	6,871	6,986	5,348
Gas	2,395	1,828	2,026
Other	3,649	1,745	1,197

Total revenues	69,739	58,165	48,062

Direct operating expenses:
Lease operating expenses	7,435	6,263	5,757
Gathering and processing expenses	5,598	3,909	2,134
Production and other taxes	7,839	6,769	5,619

Total direct operating expenses	20,872	16,941	13,510

Excess of revenues over direct operating expenses	$48,867	41,224	34,552

See accompanying notes to financial statements.

ANADARKO ELK BASIN OPERATIONS

Notes to Statements of Revenues and Direct Operating Expenses

Years Ended December 31, 2006, 2005, and 2004

(1) Basis of presentation

On January 16, 2007, Encore Acquisition Company (Encore) entered into a Purchase and Sale Agreement (Agreement) with Clear Fork Pipeline Company, Howell Petroleum Corporation, and Kerr-McGee Oil & Gas Onshore LP, all of which are wholly owned subsidiaries of Anadarko Petroleum Corporation (collectively referred to as Anadarko), whereby Encore agreed to acquire from Anadarko certain oil and natural gas properties and related assets and liabilities in or near the Elk Basin field in Park County, Wyoming and Carbon County, Montana (Elk Basin Operations). On March 6, 2007, Encore assigned all of its interest in the Elk Basin Operations under the Agreement to a wholly owned subsidiary of Encore Energy Partners LP (the “Partnership”). The acquisition closed on March 7, 2007 for a cash purchase price of approximately $328.4 million, subject to contractual post-closing adjustments as set forth in the Agreement.

Anadarko did not prepare separate stand alone historical financial statements for the Elk Basin Operations in accordance with accounting principles generally accepted in the United States of America. Accordingly, it is not practicable to identify all assets and liabilities, or other indirect operating costs applicable to the Elk Basin Operations. The accompanying statements of revenues and direct operating expenses were prepared from the historical accounting records of Anadarko.

Certain indirect expenses as further described in Note 4 were not allocated to the Elk Basin Operations’ historical financial records. Any attempt to allocate these expenses would require significant and judgmental allocations, which would be arbitrary and would not be indicative of the performance of the properties had they been owned by the Partnership.

These statements of revenues and direct operating expenses do not represent a complete set of financial statements reflecting financial position, results of operations, shareholders’ equity, and cash flows of the Elk Basin Operations and are not indicative of the results of operations for the Elk Basin Operations going forward.

Gas and natural gas liquids production are primarily sold to a wholly owned Anadarko affiliate at prevailing market prices. These products are sold by the Anadarko affiliate to unrelated third parties. Any margins earned by the affiliate are excluded from the accompanying financial statements.

(2) Significant accounting policies

(a)	Principles of Combination and Use of Estimates

The combined statements of revenues and direct operating expenses are derived from the accounts of Anadarko. All significant intercompany transactions and balances have been eliminated in combination of the financial statements. Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the statements of revenues and direct operating expenses. Actual results could be different from those estimates.

(b)	Revenue Recognition

Total revenues in the accompanying statements of revenues and direct operating expenses include oil, natural gas, natural gas liquids (NGLs), and other revenue. Anadarko recognizes revenues based on the amount of oil, natural gas, and NGLs sold to purchasers when delivery to the purchaser has occurred and title has transferred. Other revenue is comprised of third-party sulfur sales as well as processing revenues earned by the plant attributable to third-party owned production. Anadarko follows the sales method of accounting for gas imbalances, whereby, as sales volumes exceed Anadarko’s entitled share, an overproduced imbalance occurs. To the extent the overproduced imbalance exceeds Anadarko’s share of the remaining estimated proved natural

(Continued)

ANADARKO ELK BASIN OPERATIONS

Notes to Statements of Revenues and Direct Operating Expenses

Years Ended December 31, 2006, 2005, and 2004

gas reserves for a given property, a liability is recorded. There were no significant imbalances with other revenue interest owners during any of the periods presented in these statements.

(c)	Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of direct expenses of operating the Elk Basin Operations. The direct operating expenses include lease operating, gathering, processing, and production and other tax expense. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs, and other field expenses. Gathering and processing expenses include cost of product, maintenance and repair, and other operating costs. Lease operating and gathering and processing expenses also include expenses directly associated with support personnel, support services, equipment, and facilities directly related to oil and the production activities. Production and other taxes consist of severance and ad valorem taxes.

(3) Contingencies

The activities of the Elk Basin Operations are subject to potential claims and litigation in the normal course of operations. Anadarko’s management does not believe that any liability resulting from any pending or threatened litigation will have a materially adverse effect on the operations or financial results of the Elk Basin Operations.

(4) Excluded Expenses (Unaudited)

The Elk Basin Operations were part of a much larger enterprise prior to the date of the acquisition by the Partnership. Indirect general and administrative expenses, recovery of COPAS overhead charges to joint venture partners, interest, income taxes, and other indirect expenses were not allocated to the Elk Basin Operations and have been excluded from the accompanying statements. The COPAS overhead recoveries were approximately $750,000 per year. In addition, management of Anadarko believes such indirect expenses are not indicative of future costs or recoveries, which would be incurred by the Partnership.

Also, depreciation, depletion and amortization have been excluded from the accompanying statements of revenues and direct operating expenses as such amounts would not be indicative of those expenses, which would be incurred based on the amounts expected to be allocated to the oil properties in connection with the purchase price allocation by the Partnership.

(5) Cash Flow Information (Unaudited)

Capital expenditures relating to the Elk Basin Operations were approximately $1,610,000, $524,000, and $1,667,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Other cash flow information is not available on a stand-alone basis for the Elk Basin Operations.

(6) Supplemental Information for Oil Producing Activities (Unaudited)

Supplemental oil reserve information related to the Elk Basin Operations is presented in accordance with the requirements of statement of financial accounting standards SFAS No. 69, Disclosures about Oil and Gas Producing Activities. (SFAS No. 69).

Because oil and natural gas reserves are based on many assumptions, all of which may substantially differ from actual results, estimates of reserves and timing of development and production may be significantly different from the actual quantities of oil and natural gas that are ultimately recovered and the timing of such production. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimates.

(Continued)

ANADARKO ELK BASIN OPERATIONS

Notes to Statements of Revenues and Direct Operating Expenses

Years Ended December 31, 2006, 2005, and 2004

Estimated proved reserves

Proved oil and natural gas reserves are estimated and prepared in accordance with Securities and Exchange Commission (SEC) guidelines and are a function of; (i) the quality and quantity of available data, (ii) the interpretation of that data, (iii) the accuracy of various economic assumptions used, and (iv) the judgment of the persons preparing the estimate.

The volumes of proved oil and natural gas reserves shown are estimates, which, by their nature, are subject to later revision. These proved oil and natural gas reserves were estimated utilizing all available geological and reservoir data as well as production performance data. These estimates are prepared annually by reserve engineers, and revised either upward or downward, as warranted by additional performance data.

The following table sets forth estimates of the proved oil and natural gas reserves (net of royalty interests) and changes therein, for the periods indicated.

	Natural
	Gas	Liquids	Total
	(MMcf)	(MBbl)	(MBOE)(1)

January 1, 2004	13,409	20,781	23,016
Revisions of previous estimates	(4,904)	155	(662)
Production	(491)	(1,378)	(1,460)

December 31, 2004	8,014	19,558	20,894
Revisions of previous estimates	76	(123)	(110)
Production	(427)	(1,280)	(1,351)

December 31, 2005	7,663	18,155	19,433
Revisions of previous estimates	(455)	(193)	(269)
Production	(362)	(1,266)	(1,326)

December 31, 2006	6,846	16,696	17,838

Proved developed reserves as of:
December 31, 2004	7,723	17,094	18,381
December 31, 2005	7,387	15,697	16,928
December 31, 2006	6,366	14,361	15,422
Proved undeveloped reserves as of:
December 31, 2004	291	2,464	2,513
December 31, 2005	276	2,458	2,505
December 31, 2006	480	2,335	2,416

(1)	Total volumes are in thousands of barrels of oil equivalent (MBOE). For this computation, one barrel is the equivalent of six thousand cubic feet of gas. NGLs are included with oil and condensate reserves and the associated shrinkage has been deducted from gas reserves.

Estimates of future net cash flows from proved reserves of natural gas, oil, and condensate were made in accordance with SFAS No. 69. The amounts were prepared by Anadarko’s engineers and are shown in the following table. The estimates used for the development of future cash inflows were $57.75, $60.32 and $40.25 per barrel of oil and $5.64, $10.08, and $6.18 per MMBtu of natural gas for 2006, 2005 and 2004, respectively. Estimated future cash flows are reduced by estimated future development, production, abandonment and dismantlement costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future income tax expense. Income tax expense is calculated by

(Continued)

ANADARKO ELK BASIN OPERATIONS

Notes to Statements of Revenues and Direct Operating Expenses

Years Ended December 31, 2006, 2005, and 2004

applying the statutory income tax rates to the pretax net cash flows giving effect to any permanent differences and reduced by the applicable tax basis.

Standardized measure of discounted future net cash flows

The present value of future net cash flows does not purport to be an estimate of the fair market value of the Elk Basin Operations’ proved reserves. An estimate of fair value would also take into account, among other things, anticipated changes in future prices and costs, the expected recovery of reserves in excess of proved reserves, and a discount factor more representative of the time value of money and the risks inherent in producing oil and gas.

The following table sets forth estimates of the standardized measure of discounted future net cash flows from proved reserves of oil and natural gas for the periods indicated.

	Year Ended December 31
	2006	2005	2004
	(In thousands)

Future cash inflows	$797,554	733,342	611,163
Future production costs	(359,103)	(343,135)	(292,772)
Future development costs	(16,226)	(17,034)	(11,651)
Future income tax expense	(140,122)	(121,127)	(96,408)

Future net cash flows	282,103	252,046	210,332
10% discount for estimated timing of cash flows	(140,386)	(123,652)	(98,255)

Standardized measure of discounted future net cash flows relating to oil and natural gas reserves	$141,717	128,394	112,077

The following table sets forth the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the periods indicated.

	Year Ended December 31
	2006	2005	2004
	(In thousands)

Beginning of year	$128,394	112,077	121,211
Sales of oil and natural gas produced, net of production costs	(47,530)	(41,169)	(33,797)
Net changes in prices and production costs	53,218	46,355	9,381
Development costs incurred during the period	1,610	524	1,667
Change in estimated future development costs	(877)	(5,335)	782
Revisions of previous quantity estimates	(1,936)	(634)	(3,840)
Accretion of discount	17,990	15,567	17,626
Net change in income taxes	(6,106)	(10,770)	3,653
Timing and other	(3,046)	11,779	(4,606)

Net change	13,323	16,317	(9,134)

End of year	$141,717	128,394	112,077

(Continued)